EXHIBIT 1



                                                               [GRAPHIC OMITTED]
                                                            THE APOGEE COMPANIES

                                  4444 Lakeside Drive Suite 340 Burbank CA 91505
                                                   818 840 1500 Fax 818 556 6994
                                                         www.apogeecompanies.com



                                                                 August 25, 2003


Via Telecopier
--------------
Marco Markin
CEO
The Neptune Society, Inc.
4312 Woodman Ave., 3rd Floor
Sherman Oaks, CA  91423

     RE: The Neptune Society, Inc.
         -------------------------

Dear Marco:

     In connection with the possible sale by The Neptune Society, Inc., a Florida corporation, and its subsidiaries and affiliates (collectively "Neptune") of the operating assets of the cremation service business now operated by Neptune under the names "The Neptune Society," "The Trident Society" and other names (the "Business"), The Apogee Companies, Inc. ("Apogee") hereby makes the following offer for the purchase of the "Assets" (as defined below) of the Business by a new affiliate of Apogee to be formed ("NEWCO"):

     1. The purchase price for the Assets of the Business will be calculated as set forth in this letter of intent and consist of the following:

          a. $8,500,000 cash at the closing of the purchase and sale;

          b. NEWCO's $3,000,000 debenture bearing interest at 6% per annum payable on the date three years after the date of the closing of the transaction, to be secured by a pledge of a promissory note to NEWCO from Apogee or its affiliate with resources to meet such obligation for the same amount, term and interest rate;

          c. The assumption of the existing loans from CapEx, L.P. ("CapEx") and D.H. Blair Investment Banking Corp. ("Blair") and the other liabilities referred to in Item 3 below; and

Letter to Marco Markin
RE:  The Neptune Society, Inc.
August 25, 2003
Page 2


          d. Transfer of all stock and stock rights (including options, warrants, first refusals, anti-dilution rights, etc.) in Neptune held by Apogee, Green Leaf Investors I, LLC ("Green Leaf"), CapEx and Blair (approximately 1,428,162 issued and outstanding shares).

     2. NEWCO will purchase substantially all of the operating assets of the Business, including accounts receivable. Neptune will retain cash and cash equivalents on hand at the closing. The Assets will specifically exclude a pending refund of sales taxes previously paid to the State of California which shall be a retained asset of Neptune. For greater certainty, Neptune is due a refund of sales tax previously paid to the State of California that is being retained as an asset by Neptune and, if paid prior to the closing date, shall not be included in the calculation of cash and cash equivalents for purposes of the pro rations referred to below in this Item 2. The Assets will be confirmed as part of the due diligence process described below and will be detailed in the "Purchase Agreement" also described below. The cash portion of the purchase price will be adjusted down to the extent the collectible portion of accounts receivable are less than a normalized level of accounts receivable to be negotiated and set forth in the Purchase Agreement. If the cash and cash equivalents of Neptune retained by Neptune at the closing are less than $1,650,000, NEWCO will pay to Neptune out of, but only out of, collected transferred accounts receivable, if any, in excess of the payables assumed by NEWCO (see item 3 below) up to an amount equal to the amount by which $1,650,000 exceeds such retained cash and cash equivalents. Such payments will be made as such excess receivables are collected by NEWCO and within 30 days after the end of each month in which collected. All assets will be delivered free and clear of any and all liens or encumbrances other than the lien securing the loans from CapEx and Blair referred to in Item 3 below and "permitted liens" (as such term shall be defined in the Purchase Agreement).

     3. NEWCO will assume certain liabilities of Neptune and the Business to be agreed upon and set forth in the Purchase Agreement (the "Liabilities"), specifically including the existing loans totaling $7,400,000 (original principal balance) provided by CapEx and Blair; trade payables and accrued liabilities; contracts for the provision of cremation services (and the "Assets" will include all rights to trust funds or insurance policies associated therewith); the obligations under employment agreements described in item 4 below; and liabilities incurred after the closing date under contracts and leases assumed by NEWCO reviewed and approved by Apogee as part of its due diligence referred to below. Except as

Letter to Marco Markin
RE:  The Neptune Society, Inc.
August 25, 2003
Page 3


specifically set forth in the Purchase Agreement, neither Apogee nor NEWCO will assume any liabilities of Neptune. Neptune will warrant and represent that trust accounts and insurance policies are sufficient to satisfy all client withdrawal rights. The cash portion of the purchase price will be adjusted down to the extent trade payables and accrued liabilities to be assumed by NEWCO exceed a normalized level of trade payables and accrued liabilities to be negotiated and set forth in the Purchase Agreement (which you have indicated is approximately $2,400,000).

     4. NEWCO will assume, and Neptune will assign, the existing employment or consulting agreements or other arrangements with Gary Harris, Matthew Hoogendoorn, Doug Irving, Matthew Markin, Barry Maynes and David Schroeder (the "Key Executives"), subject to the consent of the respective Key Executive. NEWCO will also be free to offer employment effective upon the closing of the purchase and sale to any other employees of the Business on such terms and conditions as are acceptable to NEWCO. Neptune shall pay any bonus or other incentive compensation to any employee or consultant due under any existing employment or consulting agreement or other arrangement for any period prior to the closing date, and, if applicable, Neptune will reimburse NEWCO for any cash bonus or other cash incentive compensation paid by NEWCO to any and all of Neptune's employees under existing employment and consulting agreements or other arrangements for any period prior to the closing date. In any event, Neptune will be responsible for its employees' and consultants' bonus and incentive compensation for 2003, even if the transaction closes before December 31, 2003. NEWCO will offer each of the Key Executives who consents to assignment of his employment agreement to NEWCO and who qualifies as an "accredited investor" the opportunity to contribute his issued and outstanding stock in Neptune to NEWCO in return for an ownership interest in NEWCO on substantially the same basis as Apogee, Green Leaf, CapEx and Blair are contributing their issued and outstanding stock. The shares, if any, contributed by the Key Executives will be added to the shares to be delivered at the closing of this transaction in item 1.d above and the cash purchase price in item 1.a above will be decreased by $2.00 for each such share. Any Key Executive contributing Neptune shares to NEWCO will also be required to sign and deliver a buy/sell agreement with respect to the interest in NEWCO issued to him.

     5. The transaction will be contingent upon completion of each of the following to the satisfaction of Apogee in its sole and absolute discretion:

Letter to Marco Markin
RE:  The Neptune Society, Inc.
August 25, 2003
Page 4


               a. Apogee's completion of its due diligence investigations to the absolute satisfaction of Apogee as to the Business, the Assets and the Liabilities within four weeks after Apogee's receipt of complete and legible copies of all of the documents set forth on Exhibit "A," which documents Neptune shall deliver to Apogee as soon as possible after signature of this letter of intent. Neptune shall also provide to Apogee on a timely basis such other documents and information concerning the Business, the Assets and the Liabilities as Apogee may request and shall provide Apogee free access to all of the files, records and facilities of the Business in order to complete such due diligence investigations;

               b. CapEx and Blair confirming that they are willing to proceed on the terms outlined in this letter of intent and negotiation of agreements acceptable to Apogee in its sole and absolute discretion necessary or desirable to effect the transaction with CapEx, Blair and any of the Key Executives who may elect to contribute Neptune stock to NEWCO;

               c. Consent of the Key Executives to assignment of their employment or consulting agreements to NEWCO and negotiation of agreements acceptable to Apogee in its sole and absolute discretion with any other key employees of the Business other than the Key Executives that NEWCO desires to retain for its continuing operation of the Business;

               d. Approval of the transaction, to the extent required by applicable law, by the Board of Directors and the shareholders of Neptune;

               e. The completion of such filings and applications and the obtaining of such approvals from government and other regulatory agencies as may be required including, but not limited to such filings, applications and approvals as may be required for the transfer of the Business and the Assets to NEWCO and the assumption of the Liabilities by NEWCO without condition or limitation except as may be approved by Apogee in its sole and absolute discretion; and

               f. Signature and delivery by both Neptune and NEWCO of a formal agreement or agreements (the "Purchase Agreement") embodying the terms and conditions set forth in this letter of intent and such other customary terms and conditions as may be agreed upon in further negotiations, including, but not limited to, representations and warranties, indemnities, provisions for transfers of licenses and authorizations, good faith deposit and kill fee, etc. If Apogee (in its sole and absolute discretion) approves or waives the conditions in subparagraphs a and b of

Letter to Marco Markin
RE:  The Neptune Society, Inc.
August 25, 2003
Page 5


this item 5, Apogee will cause a draft of the Purchase Agreement to be prepared, and the parties will negotiate the terms and conditions of the Purchase Agreement in good faith and will cooperate and use their best efforts to sign and deliver such agreement within 30 days after satisfaction or waiver of the conditions in subparagraphs a and b of this item 5. If Neptune and Apogee are unable to reach agreement in good faith and Neptune and NEWCO fail to sign and deliver the Purchase Agreement within such 30 day period, this letter of intent shall terminate and be of no further force and effect, and neither Neptune nor Apogee shall have any further obligation to the other hereunder, except that the obligations of confidentiality in item number 6 below shall survive termination of this letter of intent.

     6. Except as may be required by applicable law, neither Neptune nor Apogee, nor any of their respective subsidiaries or affiliates, shall issue any press release or otherwise make any public statement with respect to a potential agreement or to the transactions contemplated hereby or any of the terms thereof without the prior written consent of both Neptune and Apogee (which consent shall not be unreasonably withheld). Neptune and Apogee intend to issue a joint press release, mutually satisfactory to the parties, promptly after the signature and delivery of this agreement. Each party acknowledges that the other party will be supplying it with information that is highly sensitive and confidential and agrees to respect and take reasonable precautions to protect such confidentiality.

     7. In order that the Purchase Agreement may be concluded as expeditiously as practical, so long as Apogee is continuing its due diligence investigations or Neptune and Apogee are continuing negotiation of the Purchase Agreement, Neptune agrees to suspend and withdraw and refrain from any pending or proposed negotiations with persons or entities, other than Apogee, regarding the sale of either the assets (except sales in the ordinary course of business) or the capital stock of Neptune. Neptune further agrees to operate the Business in the ordinary course consistent with past practice and to maintain the Assets and the Business in substantially their present condition.

     8. Neptune will propose a tentative allocation of the purchase price among the Assets for Apogee's approval, such approval not to be unreasonably withheld. If Neptune and Apogee are unable to agree upon such allocation, they will select a mutually acceptable appraiser to value the Assets and determine the allocation of the purchase price. Such allocation is intended to comply with the

Letter to Marco Markin
RE:  The Neptune Society, Inc.
August 25, 2003
Page 6


requirements of Section 1060 of the Internal Revenue Code and will be set forth in, or as an exhibit to, the Purchase Agreement.

     Neptune and Apogee, by their respective signatures on this letter of intent, each represents and warrants to the other that this agreement has been approved by its respective Board of Directors. Subject to the conditions set forth in this letter of intent, Neptune and Apogee agree to exercise their best efforts and to cooperate to obtain approval of the shareholders of Neptune for the transaction described herein, to the extent such approval is required, and to obtain such other approvals from government and other regulatory agencies as may be required.

     While Neptune and Apogee intend this to be a binding letter of intent and to create contractual obligations between them if Neptune timely accepts the offer set forth herein, Neptune acknowledges that this document precedes the undertaking by Apogee of such due diligence investigations as it desires and that the completion of such due diligence investigations will necessarily precede the negotiation, signature and delivery by NEWCO of the Purchase Agreement and may result in an election by Apogee not to proceed with a transaction as outlined in this letter. Neptune and Apogee further acknowledge that substantial terms remain to be negotiated in connection with the Purchase Agreement. Accordingly, while the parties may proceed in good faith to negotiate the Purchase Agreement on the terms of this letter of intent, it is understood and agreed that in the event that the parties are unable to reach agreement as to any of the material terms and conditions of the Purchase Agreement after good faith negotiation, neither party will have any liability to the other for the failure to complete a transaction and each party shall bear all of its own expenses. If Neptune and NEWCO enter into the Purchase Agreement but are not able for any reason (other than breach by one of them) to close the transaction on or before the date six months after the signature and delivery of the Purchase Agreement, NEWCO and Neptune will each have the right to terminate the Purchase Agreement and this agreement by written notice to the other.

     This letter of intent shall be governed, interpreted and construed in accordance with the laws of the State of California, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of California law.

     If the foregoing is acceptable to Neptune, please so indicate by signing and returning a copy of this letter to me at the above address before 5:00 p.m. Pacific

Letter to Marco Markin
RE:  The Neptune Society, Inc.
August 25, 2003
Page 7


Time on Tuesday, August 26, 2003. Such acknowledgement will also constitute Neptune's consent to Apogee commencing discussions with CapEx and Blair and various executive-level employees of Neptune for such agreements with them as may be necessary or desirable for the transactions outlined above.

     If we do not hear from you by such date and time, we will assume that Neptune has no interest in pursuing a possible transaction as outlined above, in which case this letter of intent shall terminate and be of no further force and effect and neither Neptune nor Apogee shall have any further obligation to the other hereunder.

                                            THE APOGEE COMPANIES, INC.


                                            By /s/ Tom R. Camp
                                               ---------------------------------
                                                     Tom R. Camp, CEO

Accepted and Agreed:

The Neptune Society, Inc.


By /s/ Marco Markin
   -------------------------------
         Marco Markin, CEO

TRC/vg
cc:   Roy P. Disney
      Robert A. Berry
      Deborah Gunny, Esq.

                                   Exhibit "A"

                              Disclosure Documents


1. True and complete copies of the following as amended to date:

          a. Agreements, loans, debentures, options, etc. between Neptune and CapEx, L.P., D.H. Blair Investment Company, Inc. and any of their subsidiaries or affiliates;

          b. Employment or consulting agreements with all employees and consultants of the Business, including, but not limited to, the following individuals: Gary Harris, Matthew J. Hoogendoorn, Douglas J. Irving, Barry Maynes, Matthew Markin, and David Schroeder;

          c. Facility and operating location leases;

          d. Agreements for the outsourcing of cremation or other services with third parties in each location in which Neptune currently does business; and

          e. Any other agreements proposed to be assigned to and assumed by NEWCO.

2. A current list of personnel at the corporate office and at each of the locations, including independent contractors who serve as commissioned sales representatives, showing name, job title, reporting obligations, current salary or commission and any bonus or incentive compensation;

3. Price lists for services and merchandise offered at each of the Neptune locations;

4. Standard forms of agreements used at each location for pre-need and at-need cremation services and merchandise (including any trust agreements, insurance policies, and other agreements entered into in connection therewith);

5. Licenses and other authorizations held in each of the states in which Neptune currently does business;

6. Schedules showing institutions where all trust funds are invested, and a further breakdown as to how funds are invested at each institution (if more than one);

7. Detail general ledger and management financial statements for all entities for the years ended December 31, 2002 and 2001, plus for 6 months ended June 30, 2003, showing activity separately by location and at the corporate level;

8. Corporate federal income tax returns for years ended December 31, 2002 and 2001; and

9. Operating Budget for calendar 2003.